SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 20, 2019 (December 19, 2019) Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 19, 2019, RL Salt Lake LLC, completed the sale of the Hotel RL Salt Lake City (the “Hotel”) to RL QOZB, LLC a Delaware limited liability company (the “Purchaser”). The purchase price for the Hotel was $33.0 million, which was paid in cash at closing.

RL Salt Lake LLC is a wholly owned subsidiary of RL Venture, LLC. RL Venture, LLC is a variable interest entity in which Red Lion Hotels Corporation (the “Company”) holds a 55% interest, and therefore the Company consolidates the assets, liabilities and results of operations of this entity.

After payment of closing costs, and after the repayment of an $11.0 million property level mortgage, the Company expects to receive a distribution of $12.0 million in net proceeds from the sale of the Hotel. The Company expects to use the net proceeds to retire corporate level term debt of $2.4 million, and use the remaining cash for general operating purposes and reduction of the corporate line of credit.

At closing, an affiliate of the Purchaser entered into a franchise agreement with Red Lion Hotels Franchising, Inc., a wholly owned subsidiary of the Company, to continue to operate the hotel under the Hotel RL® brand. The franchise agreement provides for a one year term, renewable on a monthly basis thereafter, and requires the payment of monthly royalty and program fees based upon the Hotel’s room count. Early termination of the franchise agreement by Red Lion Franchising upon default of the franchisee, or termination of the agreement by the franchisee without cause, will require the franchisee to pay a termination fee.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Under the terms of the Credit Agreement dated May 14, 2018 (as amended) between the Company, Deutsche Bank AG New York Branch, as administrative agent and collateral agent (“DB”), and the lenders party thereto, $2.4 million of the net proceeds from the sale of the Hotel that are distributed by RL Venture LLC to the Company are required to be maintained by the Company in a cash collateral account controlled by DB, as administrative agent, and may be used by the Company to prepay the outstanding term loan under the Credit Agreement.

Item 7.01. Regulation FD Disclosure.

A copy of the company’s press release, dated December 20, 2019 announcing the completion of the sale is furnished as Exhibit 99.1 hereto.

Non-GAAP Financial Measures

The following is a reconciliation of pro forma Adjusted EBITDA to amounts previously reported, to reflect (i) the sale of the Company’s hotel in Atlanta, GA, as previously reported and (ii) the sale of the Hotel as described in Item 2.01 of this filing:

	Nine Months ended September 30, 2019	Year Ended December 31, 2018
Adjusted EBITDA from continuing operations- as previously reported	$10,624	15,766

Less: Previously sold hotels	(191)	(3,613)
Less: Asset sold with this filing	(1,617)	(2,397)

Pro Forma Adjusted EBITDA	$8,816	9,756

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness. Adjusted EBITDA is an additional measure of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. Refer to our previously filed 10-K for the year ended December 31, 2018 filed on March 8, 2019 and 10-Q for the nine months ended September 30, 2019 filed on November 12, 2019 for the reconciliation from net income to adjusted EBITDA and further discussion of Non-GAAP measures.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Attached hereto as Exhibit 99.2 and incorporated by reference herein is unaudited pro forma consolidated financial information of the registrant that gives effect to (i) the sale of the Company’s hotel in Atlanta, GA and (ii) the sale of the Hotel and the repayment of principal on the property level debt as described in Item 2.01 of this Form 8-K.

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press Release dated December 20, 2019

99.2	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: December 20, 2019	By:	/s/ Julie Shiflett
Julie Shiflett
Executive Vice President and Chief Financial Officer (Principal Financial Officer)